Term Sheet

DATE: July 17, 2018

THIS TERM SHEET SUMMARIZES THE PRINCIPAL TERMS OF THE PROPOSED TRANSACTIONS. UPON THE EXECUTION OF THIS TERM SHEET, THE PARTIES ARE HEREBY MUTUALLY BOUNDED TO THE TERMS DESCRIBE HEREIN SUBJECT TO A DEFINITIVE AGREEMENT SIGNED BY ALL PARTIES AND SUBJECT TO OTHER CONDITIONS PRECEDENT OUTLINED IN THIS TERM SHEET.

Parties	Anew Biotechnology Inc. ("ANEW"); Alternative Investment Corporation ("AIKO") trading on the OTC Bulletin Board under the symbol "AIKO"; a to be formed combined company ("Newco").
The Proposed Transaction	The parties shall enter into a merger agreement by way of share exchange or asset purchase whereby ANEW would be merged into a newly-formed subsidiary of AIKO. As a result of the transaction, ANEW would become a wholly-owned subsidiary of AIKO. Either all outstanding securities of ANEW will be exchanged for newly issued shares of common stock of AIKO or all of ANEW's assets will be transferred into a newly-formed subsidiary against newly issued shares of common stock of AIKO in a Reverse Merger ("**Merger**"). The combined company shall hereinafter be referred to as Newco. Upon the signing of the Merger, but prior to the Capital Raising (as defined below), pre-merger shareholders of AIKO shall own approximately 10% of the shares of Newco on a fully diluted basis and ANEW shareholders shall hold approximately 90% of Newco on a fully diluted basis. Newco will be named Anew Biotechnology Inc or any other available name to be determined at a later date. If AIKO files a Form S1 registration, it agrees to include the newly issued shares corresponding to the pre-merger shareholders of AIKO, the newly issued shares corresponding to the existing ANEW shareholders, the newly issued shares corresponding to the transaction fee, and the newly issued shares corresponding to recipients of the Conversion in exchange for AIKO's pre-Merger debt. If ANEW and/or Trump Securities LLC and/or Sunrise Securities LLC, get issued any new shares, options and/or warrants for shares (and/or other equities) of Newco beyond what is outlined in Exhibit A (including the respective adjustments until the time of the consummation of the Merger), and for a period of two years

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	thereafter, the pre-Merger shareholders of AIKO and the Conversion debtholders shall be issued, pari passu, substantially identical securities in the same proportion that the shares issued to them in the Merger transaction bear to the fully diluted post-Capital Raising, post-Merger capitalization of Newco. However, this will not apply to the issuance of: Anew employees options and/or Anew consultant warrants and/or financing fee warrants and/or new shares resulting from the Capital Raising. The proportional ownership is attached in Exhibit A.
Capital Raise	Newco is expected to complete, simultaneously with the consummation of the Merger and on a best effort basis only, a capital raise of at least $5 million ("**Capital Raising**").
Debt Conversion	Upon consummation of the Merger, AIKO's total outstanding debt balance of approximately $428,735 (net of cash and cash equivalents, pursuant to its 10-Q filling dated March 31, 2018), but not exceeding $500,000 will be automatically converted into shares of common stock of Newco at a 33.33% discount of Newco's valuation at the Capital Raising ("**Conversion**"). It is expected that after the Conversion, Newco will have no outstanding debt and/or any other liabilities with the exception of up to $125k, out of which $100k is payable to JIFM Holdings LLC.
Conditions Precedent	The Merger is conditional upon the satisfaction of the following conditions precedent: a) Satisfactory completion of the due diligence processes by the parties within 45 days from the signature hereof; b) Execution of a definitive agreement and any other agreements required by the definitive agreement; c) Absence of a material adverse change in the businesses of the Parties; d) Satisfactory completion of the Capital Raising; e) Each of the parties obtaining all the corporate and/or regulatory approvals required for the execution of the transactions contemplated herein. f) If necessary, having obtained the approval from its Board of Directors and shareholders to the transactions contemplated herein.

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	Notwithstanding anything to the contrary contained in this Term Sheet, all rights and prerogatives of parties hereunder are required to be exercised in accordance with the duty of good faith, and this Term Sheet, including the parties' respective obligations to satisfy each condition precedent, is subject to the duty of good faith in all respects.
Management	Effective on the date of the execution of the Definite Agreement, Dr. Joseph Sinkule will be appointed President and CEO of Newco.
Board Representation	ANEW will be entitled to appoint all of the representatives to the board.
Confidentiality	This Term Sheet and its contents shall not be disclosed by either party without the prior consent of the other party, except to its representatives on a "need to know" basis or as may be necessary, in the opinion of counsel to the relevant party, to comply with applicable securities laws and stock exchange rules. In addition, parties agree to be restricted from any trading of AIKO's shares until the consummation of the Merger.
Approvals	Each party shall obtain such approvals from its Board of Directors, shareholders and any third parties as are necessary to consummate the transactions herein contemplated.
Due Diligence	Each party shall be permitted to conduct all due diligence (financial, legal etc.) in respect of the other party that it may reasonably require in connection with the proposed transactions during a period of 45 days as of the signature hereof. For the purpose of performing a due diligence, each party shall make available to the other party and its legal counsel, on a timely basis, all corporate documents, material contracts, financial information, budgets, and other relevant information necessary in order to complete the due diligence investigation of the business and affairs of such party and its directors, officers and employees. Each party may terminate at any time this Term Sheet if it does not find the due diligence satisfactory at its sole discretion. Each party agrees that during the term of this Term Sheet, it shall keep the other party informed of all material business and financial developments affecting it whether or not requested by the other party or its legal counsel.
Definitive Agreement	The full terms of the agreements between the parties relating to the Merger will be contained in a definitive agreement satisfactory to the parties that will reflect the comprehensive mutual representations, terms, conditions and indemnities that are customary for a transaction of the type contemplated by this Term Sheet (the "**Definitive Agreement**").

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Break-up	If, after signing this Term Sheet, either party elects not to complete the proposed Merger under the terms described herein, a payment of $150,000 cash will become due and payable to the other party. A party shall be deemed to have made such an election incurring the break-up fee if it fails to complete the Merger (i) by giving written notice to the other parties of its discretionary exercise of such election, or (ii) because it does not use reasonable best efforts to satisfy the conditions precedent set forth above in subsections "b)", "e)" or "f)", or (iii) because of any other reason not expressly excluded in the next sentence. However, there will be <u>no</u> break-up fee if the Merger is not completed due to unsatisfactory due-diligence (which, with respect to AIKO, is defined for this purpose solely as material misrepresentation in any of its fillings prior to the consummation of the Merger, including but not limited to its 10-K ended 9/30/2017, its 10-Q ended 3/31/2018, and 6/30/2018) or the Merger is not consummated by the Expiration Date or the minimum Capital Raising is not achieved. If minimum Capital Raising of at least $5 million is not achieved (with free funds on deposit in escrow for release on Merger, followed by actual release to AIKO upon Merger), then the Merger shall not be consummated, all ownership and control of AIKO and Newco shall remain with and/or revert to the management of AIKO as it existed at the date this Term Sheet, and the Definitive Agreements shall so provide (including resignation of any new directors and Dr. Joseph Sinkule from all positions with AIKO and Newco).
Costs and expenses	Each party will bear its own costs and expenses in respect of the negotiation and execution of the proposed transactions.
Multiple Closing Dates:	The parties agree to work in good faith expeditiously towards a closing of the proposed transactions. a) Execution of a Definitive Agreement should occur no later than September 17th, 2018. b) Closing of Capital Raising simultaneously with the Merger should occur on or before December 17th, 2018.
Expiration Date	If the consummation of the Merger does not occur on or before December 31st, 2018, this Term Sheet will be considered null and void ("**Expiration Date**").

This Term Sheet will be considered void if it is not executed by the parties prior to the close of business on July 20th, 2018.

Alternative Investment Corporation

By: [signature]

Name: **Antonio Treminio**

Title: **Director, CEO**

Date: **July 17th, 2018**

Anew Biotechnology Inc

Confirmed By: [signature]

Name: Dr. Joseph Sinkule

Title: CEO

Date: July 17, 2018